EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-110011, 333-104397, 333-64268, 333-39276, 333-62601, 333-24407, 333-10115, 333-09157) of Netmanage, Inc. on Form S-8 of our report dated March 21, 2005, appearing in this Annual Report on Form 10-K of NetManage, Inc. for the year ended December 31, 2004.

San Jose, California

March 21, 2005